Exhibit 10.25
AMERESCO, INC.
SUPPLEMENTAL NON-SOLICITATION AND NON-COMPETITION AGREEMENT
     In consideration of the opportunity granted to me to sell shares of common stock of Ameresco, Inc. (the “Company”), in its initial underwritten public offering of common stock pursuant to a registration statement under the Securities Act of 1933 (the “IPO”), and for other good and valuable consideration, receipt of which is hereby acknowledged, I agree to the following:
     1. At-Will Employment. Except as otherwise set forth in any separate written Employment Agreement between me and any Company entity, I understand and acknowledge that my employment with the Company is on an “at-will” basis and may be terminated at any time, for any reason, with or without cause, at the option of either the Company or myself. I acknowledge that this Supplemental Non-Solicitation and Non-Competition Agreement (the “Agreement”) does not constitute a contract of employment and does not imply that the Company will continue my employment for any period of time.
     2. Non-Competition and Non-Solicitation.
(a)	Subject to Section 2(c) below, I agree that I shall not during my employment with the Company and shall not during the Non-Compete Period (as defined) after the termination or cessation of such employment, either directly or indirectly on my own behalf or in association with or on behalf of others:
i.	engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or renders any service that competes with any product or service developed, manufactured, marketed, sold or rendered, or planned to be developed, manufactured, marketed, sold or rendered by the Company or any of its subsidiaries while I was employed by the Company; or

ii.	directly or indirectly, solicit, entice or induce any employee of the Company to leave the employ of the Company or solicit, entice or induce for employment (whether as an advisor, consultant, independent contractor or otherwise) any person who was an employee of the Company at the time of the termination or cessation of my employment with the Company.
(b)	“Non-Compete Period” means the period commencing upon the termination or cessation of my employment with the Company and ending on the later of (i) six months after such termination or cessation of employment and (ii) three (3) years after the closing of the IPO.

(c)	Notwithstanding anything to the contrary herein, I shall be bound by the provisions of Section 2(a) following the termination or cessation of employment only if my termination or cessation of employment is voluntary without Good Reason (as defined below) or involuntary for Cause (as defined below).

(d)	The geographic scope of this Section 2 shall extend worldwide to anywhere the Company or any of its subsidiaries: (i) is doing business at the time of termination or cessation of employment; (ii) has done business during the six (6) months prior to the time of termination or cessation of employment; or (iii) has plans to do business as published in any Company business plan at the time of termination or cessation of employment.

(e)	For purposes of this Agreement, “Good Reason” shall mean that, without my written consent, the occurrence after an Acquisition Event (as defined below) of any of the following circumstances unless, in the case of paragraphs (ii) or (iii), such circumstances are fully corrected prior to the date of termination specified in any notification of termination given in respect thereof:
i.	any reduction in my annual base salary as in effect on the date of my employment by the Company, or as the same may be increased from time to time;

ii.	the failure of the Company to continue in effect any material compensation or benefit plan in which I participate immediately prior to the Acquisition Event, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue my participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of my participation relative to other participants, as existed at the time of the Acquisition Event;

iii.	the failure by the Company to continue to provide me with benefits substantially similar to those enjoyed by my under any of the Company’s life insurance, medical, health and accident, or disability plans in which I was participating at the time of the Acquisition Event, the taking of any action by the Company which would directly or indirectly substantially reduce such benefits; and

iv.	any requirement by the Company or of any person in control of the Company that the location at which I perform my principal duties for the Company be changed to a new location outside a radius of 40 miles from the location at which I perform my principal duties for the Company at the time of the Acquisition Event.
(f)	For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure by me to substantially perform my duties with the Company (other than any such failure resulting from my incapacity due to physical or mental illness), provided that a written demand for substantial performance has been delivered to me by the Company specifically identifying the manner in which the Company believes that I have not substantially performed my duties and I have not cured such failure within 30 days after such demand, or (ii) I have willfully engaged in conduct which is demonstrably and materially injurious to the Company, or (iii) I have materially violated any provision of this Agreement or the express significant policies of the Company, or (iv) I have at any time been convicted of a felony, a crime of moral turpitude, or fraud. For purposes of this definition, no act or failure to act on my part shall be deemed “willful” unless done or omitted to be done by me not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

(g)	For purposes of this Agreement, “Acquisition Event” shall mean (i) any merger or consolidation of the Company which results in the voting securities of the Company outstanding immediately prior thereto representing prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the “Acquiror”)) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation, (ii) the sale of all or substantially all of the assets of the Company or (iii) the sale of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 80% of the voting power of the outstanding securities of the Company.
     3. Equitable Remedies. I agree that the restrictions in this Agreement are necessary for the protection of the business and goodwill of the Company. I further agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Section 2 of this Agreement. Accordingly, I agree that if I breach any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I consent to the issuance of such injunction and to the ordering of specific performance.
     4. Effective Date. This Agreement shall become effective only upon the closing of an IPO in which I shall sell shares of common stock of the Company and shall not be of any force or effect prior to any such closing.
     5. General Provisions.
(a)	Limit on Obligations of Company. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

(b)	Waiver. The Company reserves the right, in its sole discretion, to waive any term or provision of this agreement in such circumstances as the Company deems appropriate. Any waiver by the Company of any provision or a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision.

(c)	Severability. I acknowledge that each provision herein shall be treated as a separate and independent clause, and the unenforceability or invalidity of any one clause shall in no way impair the enforceability of any of the other clauses in this Agreement.

(d)	Interpretation. I acknowledge that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, time, activity or subject so as to be unenforceable at law, I agree that such provision or provisions should be interpreted by the appropriate judicial body by limiting and reducing it or them, for such provision or provisions to be enforceable to the maximum extent allowed under applicable law.

(e)	Survival. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

(f)	Definition of the Company. The term “Company” in this Agreement shall include Ameresco, Inc. and any of its parents, subsidiaries, divisions, subdivisions or affiliates.

(g)	Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws provisions. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts). The parties hereby consent to personal jurisdiction over them of any court sitting in the Commonwealth of Massachusetts having jurisdiction over the subject matter of any lawsuit arising out of, or pertaining to this Agreement. Accordingly, the parties agree that either of them may commence and have resolved any legal action brought to enforce this Agreement, seek redress of any alleged breach of this Agreement, and/or seek a declaration of rights and/or obligations under this Agreement in the federal and state courts within the Commonwealth of Massachusetts.

(h)	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein; provided, however, that any Confidential Information, Invention, Non-Solicitation

and Non-Competition Agreement, or similar agreement between me and the Company shall remain in full force and effect and shall not be superceded in any respect by this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(i)	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors and assigns.

(j)	Headings. The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope of substance of any section of this Agreement.
     I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND AND AGREE TO ALL ITS PROVISIONS.

Employee Signature:
Print Name:
Date:

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